-25-

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIOS
TRINOVA CORPORATION
(In thousands, except per share data)


                                              Year Ended December 31
                                      ----------------------------------------
                                      1996     1995     1994     1993     1992
                                      ----     ----     ----     ----     ----
RATIO OF EARNINGS TO FIXED
  CHARGES

Income before income taxes and
  cumulative effect of accounting
  change                            $153,421 $128,196 $101,255 $ 17,111 $ 24,042
Dividends received, net of equity
  in earnings (loss) of
  unconsolidated affiliates            9,961   (3,704)   1,213        1   (1,931)
Fixed charges                         41,712   31,762   30,249   33,370   34,623
                                    -------- -------- -------- -------- --------
Income before cumulative effect
  of accounting change for
  computation purposes              $205,094 $156,254 $132,717 $ 50,482 $ 56,734
                                    ======== ======== ======== ======== ========

FIXED CHARGES

Interest expense, including interest
  related to corporate owned life
  insurance                         $ 34,963 $ 24,477 $ 22,582 $ 25,516 $ 26,313
Portion of rent expense representing
  interest                             6,288    6,903    7,303    7,490    7,987
Amortization of debt expense and
  debt discount                          461      382      364      364      323
                                    -------- -------- -------- -------- --------
Total fixed charges                 $ 41,712 $ 31,762 $ 30,249 $ 33,370 $ 34,623
                                    ======== ======== ======== ======== ========

Ratio of Earnings to Fixed
  Charges                               4.9x     4.9x     4.4x     1.5x     1.6x
                                    ======== ======== ======== ======== ========

For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting change, plus fixed charges and dividends received, net of equity in earnings (loss) of unconsolidated affiliates. Fixed charges consists of interest expense, the portion of rent expense representing interest and amortization of debt discount.
